HIGH INCOME OPPORTUNITY FUND, INC.
                        10f-3 REPORT
             April 1, 1997 through July 31, 1997


                                                  % of
Trade               Par Value/     Unit      Fund % of
Issuer              Date Selling Dealer Shares         Price
Assets    Issue

Snyder Oil Corporation   6/5/97    NationsBanc    $
1,450,000 $ 99.179       0.17%     2.85%
8.75% due 6/15/2007